Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-87034 on Form S-8 of Gibraltar Industries, Inc., formerly known as Gibraltar Steel Corporation, of our report dated June 26, 2026, relating to our audit of the financial statements and supplemental schedules of the Gibraltar 401(k) Plan as of and for the year ended December 31, 2025, which appears in this Annual Report on Form 11-K of the Gibraltar 401(k) Plan for the year ended December 31, 2025.

/s/ WithumSmith+Brown, P.C.

Buffalo, New York
June 26, 2026